Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA INC. ANNOUNCES EXPIRATION OF EARLY PARTICIPATION PERIOD

FOR EXCHANGE OFFERS FOR ITS 7 3/8% NOTES DUE 2010,

6 1/2% NOTES DUE 2011 AND 6% NOTES DUE 2012

New York, NY – February 6, 2007 – Alcoa Inc. today announced the expiration of the early participation period in connection with its offers to exchange up to $500,000,000 of its outstanding 7  3/8% notes due 2010, up to $500,000,000 of its outstanding 6  1/2% notes due 2011 and up to $500,000,000 of its outstanding 6% notes due 2012 (the “old notes”) for up to $1,500,000,000 aggregate principal amount of its new notes due 2019 and new notes due 2022 (the “new notes”).

As of 5:00 p.m. New York City time, on February 5, 2007 (the “early participation date”), the aggregate principal amount of each series of the old notes validly tendered and not validly withdrawn was as follows:

7 3/8% Notes due 2010	6 1/2% Notes due 2011	6% Notes due 2012
$482,905,000	$416,546,000	$479,148,000

The total exchange price for each series of the old notes accepted for exchange will be based on a fixed-spread pricing formula and will be calculated at 2:00 p.m., New York City time, on February 15, 2007, assuming no extension of the expiration date. Holders of the old notes who validly tendered by the early participation date will receive an early participation payment as set forth in the Offering Memorandum dated January 23, 2007, and no longer have the right to withdraw their tender of old notes. The offers will expire at midnight, New York City time, on February 20, 2007, unless extended or earlier terminated.

The exchange offers are only made, and copies of the offering documents will only be made available, (i) to holders of old notes that have certified certain matters to Alcoa, including their status as “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) or (ii) outside the United States, to holders of old notes who are non-U.S. persons in compliance with Regulation S under the Securities Act.

The new notes have not been registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This news release is neither an offer to purchase, an offer to sell nor a solicitation of an offer to purchase or sell any securities. The exchange offers are being made only to eligible holders pursuant to the offering memorandum and only in such jurisdictions as is permitted under applicable law.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 123,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com.